Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cerus Corporation 2024 Equity Incentive Plan and the Amended and Restated 1996 Employee Stock Purchase Plan of our reports dated March 5, 2024, with respect to the consolidated financial statements of Cerus Corporation and the effectiveness of internal control over financial reporting of Cerus Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California

August 1, 2024